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                                                                     EXHIBIT 11


EXHIBIT 11 - STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE

EDAC TECHNOLOGIES CORPORATION



                                           Years Ended December 31,
                                    1996          1995             1994
Primary:
 Weighted average
   shares outstanding             3,694,568     3,628,151          3,571,872
 Net effect of dilutive stock
   options based on the treasury
   stock method using average
   marketprice                      105,393            --            152,146
                                  ---------   -----------         ----------
             TOTAL                3,799,951     3,628,151          3,724,018
                                  =========   ===========         ==========
   Net Income (loss)                 $7,077   $(1,083,219)           $71,151
   Net Income (loss) per share         $.00         $(.29)              $.02
                                  =========   ===========         ==========
Fully diluted:
 Weighted Average
   shares outstanding             3,694,568     3,628,151          3,724,872
 Net effect of dilutive stock
   options based on the treasury
   stock method using year end
   market price if higher than
   average market price              99,985           ---            122,650
                                  ---------   -----------         ----------
             TOTAL                3,794,553     3,628,151          3,694,522
                                  =========   ===========         ==========
   Net Income (loss)                 $7,077   $(1,083,219)           $71,515
   Net Income (loss) per share         $.00         $(.29)              $.02
                                  =========   ===========         ==========
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